CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the inclusion in this 2000 Annual Report to the Shareholders on Form 10-KSB of our report dated March 23, 2001 relative to our audit of the financial statements of Special Acquisitions, Inc. at December 31, 2000, and for the period from March 26, 1999 (date of inception) to December 31, 2000, and to the reference to our firm under the heading "Experts" therein. We also consent to the incorporation by reference to this filing.




Boros & Farrington PC
San Diego, California
March 26, 2001